Exhibit 12.1

PARKERVISION, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Amounts in thousands of dollars)

	For the Six Months Ended June 30, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004

Pretax loss from continuing operations	$(10,898)	$(23,074)	$(18,213)	$(15,816)	$(23,099)	$(22,588)

Fixed charges:
Estimate of interest portion of rental expense (A)	114	226	253	218	247	228

Total Earnings	(10,784)	(22,848)	(17,960)	(15,598)	(22,852)	(22,360)

Ratio of earnings to fixed charges	(B)	(C)	(D)	(E)	(F)	(G)

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(A)	Estimated as one-third of rental expense.

(B)
Due to the Company’s loss for the six month period ended June 30, 2009, the ratio coverage was less than 1:1.  The Company must generate additional earnings of $10,898 to achieve a coverage ratio of 1:1.

(C)	Due to the Company’s loss in 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $23,074 to achieve a coverage ratio of 1:1.

(D)	Due to the Company’s loss in 2007, the ratio coverage was less than 1:1. The Company must generate additional earnings of $18,213 to achieve a coverage ratio of 1:1.

(E)	Due to the Company’s loss in 2006, the ratio coverage was less than 1:1. The Company must generate additional earnings of $15,816 to achieve a coverage ratio of 1:1.

(F)	Due to the Company’s loss in 2005, the ratio coverage was less than 1:1. The Company must generate additional earnings of $23,099 to achieve a coverage ratio of 1:1.

(G)	Due to the Company’s loss in 2004, the ratio coverage was less than 1:1. The Company must generate additional earnings of $22,588 to achieve a coverage ratio of 1:1.